Exhibit 10.06

Loss on Sale Reimbursement Payback Agreement

As consideration for the assistance from Hartford Fire Insurance Company (the “Company”) described below in connection with my relocation to the Hartford, Connecticut area, I, Greg McGreevey, agree as follows:

1.	I acknowledge that the Company, in addition to standard relocation benefits, has agreed to pay to me an amount, not to exceed $200,000, to reimburse me for the loss on sale (including capital improvements) which I will incur on the sale of my current home in the Atlanta, Georgia area (the “Loss on Sale Payment”).

2.	I understand that the Loss on Sale Payment shall be made only if I (a) sell my current home not later than October 19, 2010, and (b) provide sufficient documentation to the Company to establish with reasonable exactitude the amount of the loss on sale for which I claim reimbursement.

3.	I understand that the Loss on Sale Payment will constitute ordinary income for federal and state tax purposes, will be subject to applicable withholding for income and Social Security taxes, and that the Company will not “gross up” the payment for any of those taxes.

4.	I agree that I will repay the Loss on Sale Payment if, at any time within the 12 month period following the date of sale of my current home, I:

a.	voluntarily terminate my employment with the Company; or

b.	am terminated from the Company for any of the following reasons:

i.	conviction or entry of a plea of guilty or nolo contendere to a felony or to a crime involving moral turpitude, dishonesty, breach of trust, theft, violence, weapons, sexual misconduct or unethical business conduct, or any crime involving the business of the Company;

ii.	fraud, misappropriation, embezzlement or theft or any other violation of the Company’s Code of Conduct; or

iii.	falsification or omission of information on my application, background check authorization form and/or any other personnel-related documents.

5.	If my employment with the Company is terminated under any of the circumstances set forth in paragraph 4, I agree to pay back the gross amount of the Loss on Sale Payment to the Company within 30 days following the date of my termination. This payment will be made by certified check or money order. I agree to pay the Company’s costs, including reasonable attorney’s fees, of collecting any amounts payable under this Agreement.

6.	I understand that this Agreement shall be construed in accordance with the laws of the State of Connecticut.

7.	I also understand and acknowledge that this Agreement applies to the Loss on Sale Payment only and is not intended to supersede or otherwise modify any other agreements or understandings in effect as to separate relocation expenses.

/s/ Gregory McGreevey	7/22/10

Employee’s Signature	Date Signed